UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

T3 MOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35133	20-4987549
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

2990 Airway Avenue
Costa Mesa, California 92626

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 619-3600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 6, 2013, T3 Motion, Inc., (OTCQB:TTTM) a Delaware corporation (the "Company") received notice from the NYSE MKT LLC ("NYSE MKT") indicating that the Company is not in compliance with certain of the NYSE MKT continued listing standards. Specifically, as a result of the resignation of one of the Company's directors, Mr. Bruce Nelson, the Company is not in compliance with Section 803(B)(2)(a)(iii) of the Company Guide in that the audit committee does not have at least one member who is financially sophisticated and Section 803(B)(2)(c) of the Company Guide in that the audit committee is comprised with one independent director instead of the requisite two independent directors.

Given the fact that the Company is currently in the delisting process and its appeal to the full Committee on Securities (the "Appeal") is pending, the compliance period described immediately below is contingent upon the outcome of the Appeal.

Pursuant to Section 803(6)(b) of the Company Guide, the Company will have until the earlier of its next annual shareholders' meeting or one year from the occurrence of the event that caused the failure to comply with the board independence requirement; provided, however, that if the annual shareholders' meeting occurs no later than 75 days following the event that caused the failure to comply with this requirement, the Company shall instead have 75 days from such event to regain compliance.”

The Company acknowledges this deficiency and has reached an agreement with a new accomplished and experienced candidate to replace departing board member Bruce Nelson as an independent board member and Audit Committee Chairman. Mr. Nelson resigned from the Board of Directors due to his acceptance of another employment opportunity which was not in any way related to any dispute with the Company.

On August 8, 2012 the Company issued a press release regarding the notice which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated August 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T3 Motion, Inc.

Date: August 12, 2013	By:	/s/ William Tsumpes
Name: William Tsumpes Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description
99.1	Press release dated August 8, 2013